Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2025 FINANCIAL RESULTS
DECLARES THIRD QUARTER DISTRIBUTION OF $0.34 PER SHARE
Chicago, IL - July 31, 2025 - OFS Capital Corporation (Nasdaq: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended June 30, 2025.
SECOND QUARTER FINANCIAL HIGHLIGHTS
•Net investment income decreased to $0.25 per common share for the quarter ended June 30, 2025 from $0.26 per common share for the quarter ended March 31, 2025.
•Net loss on investments was $0.97 per common share for the quarter ended June 30, 2025. See additional information under “Results of Operations” below.
•Net asset value per common share decreased from $11.97 as of March 31, 2025 to $10.91 as of June 30, 2025.
•As of June 30, 2025, based on fair value, 90% of our loan portfolio consisted of floating rate loans and 100% of our loan portfolio consisted of first lien and second lien loans.
•For the quarter ended June 30, 2025, the investment portfolio’s weighted-average performing income yield increased to 13.6% from 13.4% during the prior quarter, primarily due to an increase in earned yields on our debt investments.
•No new loans were placed on non-accrual status during the second quarter.
OTHER RECENT EVENTS
•On July 11, 2025, we caused notices to be issued to the holders of our 4.75% unsecured notes due February 10, 2026 (the “Unsecured Notes Due February 2026”) regarding the exercise of our option to redeem on August 11, 2025 $25.0 million of the issued and outstanding Unsecured Notes Due February 2026, plus accrued interest and any required make-whole premium payment.
•On July 22, 2025, we caused notices to be issued to the holders of our Unsecured Notes Due February 2026 regarding the exercise of our option to redeem on August 21, 2025 $69.0 million of the issued and outstanding Unsecured Notes Due February 2026, plus accrued interest and any required make-whole premium payment.
•On July 23, 2025, we closed the public offering of $69.0 million aggregate principal amount of our 7.50% unsecured notes due July 31, 2028 (the “Unsecured Notes Due July 2028”), which included $9.0 million of aggregate principal amount related to the underwriters’ option to cover overallotments. The estimated net proceeds to us from the Unsecured Notes Due July 2028, after deducting underwriting fees of $1.4 million and estimated offering expenses of $0.3 million, was approximately $67.3 million.
•On July 29, 2025, our Board of Directors declared a distribution of $0.34 per common share for the third quarter of 2025, payable on September 30, 2025 to stockholders of record as of September 19, 2025.

SELECTED FINANCIAL HIGHLIGHTS	Three Months Ended
(Per common share)	June 30, 2025	March 31, 2025
Net Investment Income
Net investment income	$0.25	$0.26

Net Realized/Unrealized Gain (Loss)
Net realized loss on investments, net of taxes	$(0.31)	$(0.19)
Net unrealized depreciation on investments, net of taxes	(0.66)	(0.61)
Net realized/unrealized loss	$(0.97)	$(0.80)

Earnings (Loss)
Earnings (loss)	$(0.72)	$(0.54)

Net Asset Value
Net asset value	$10.91	$11.97
Distributions paid	$0.34	$0.34

	As of
(in millions)	June 30, 2025	March 31, 2025
Balance Sheet Highlights
Total investments, at fair value	$382.7	$403.1
Total outstanding debt - principal	243.4	248.1
Total net assets	146.2	160.4
PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	Three Months Ended
Portfolio Yields(1)	June 30, 2025	March 31, 2025
Average performing interest-bearing investments, at cost	$293.1	$294.8
Weighted-average performing income yield - interest-bearing investments(2)	13.6%	13.4%
Weighted-average realized yield - interest-bearing investments(3)	11.9%	11.6%
(1)    The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(3)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-performing structured finance securities.

	Three Months Ended
Portfolio Purchase Activity	June 30, 2025	March 31, 2025
Investments in debt and equity investments	$8.8	$4.6
Investments in structured finance securities	3.7	5.8
Total investment purchases and originations	$12.5	$10.4
As of June 30, 2025, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $382.7 million, which was equal to approximately 108% of amortized cost;
•Debt investments of $211.2 million, of which approximately 85% and 15% were first lien and second lien loans, respectively;
•Equity investments of $98.9 million; and
•Structured finance securities of $72.6 million.
During the quarter ended June 30, 2025, no new loans were placed on non-accrual status. As of June 30, 2025, our loan portfolio had non-accrual loans with an aggregate fair value of $15.2 million, or 4.0% of our total investments at fair value.
OUTSTANDING DEBT
During the three months ended June 30, 2025 and March 31, 2025, the average dollar borrowings and weighted-average effective interest rate for our debt were as follows ($ in millions):

Three Months Ended	Average Dollar Borrowings	Weighted-Average Effective Interest Rate
June 30, 2025	$248.3	6.21%
March 31, 2025	248.7	6.29

RESULTS OF OPERATIONS
(in thousands)	Three Months Ended
	June 30, 2025	March 31, 2025
Total investment income	$10,476	$10,295
Expenses:
Interest expense	3,842	3,858
Base management and incentive fees	2,300	1,879
Professional, administration and other expenses	1,051	1,093
Total expenses	7,193	6,830
Net investment income	3,283	3,465
Net loss on investments	(12,914)	(10,752)
Net decrease in net assets resulting from operations	$(9,631)	$(7,287)
Investment Income
For the quarter ended June 30, 2025, total investment income increased to $10.5 million from $10.3 million in the prior quarter, primarily due to an increase in non-recurring fee income of $0.1 million and interest income of $0.1 million.
Expenses
For the quarter ended June 30, 2025, total expenses increased by $0.4 million to $7.2 million compared to the prior quarter, primarily due to an increase in incentive fees of $0.5 million as a result of the increase in net investment income return on net assets in the current quarter.
Net Gain (Loss) on Investments
For the quarter ended June 30, 2025, we recognized a net loss on investments of $12.9 million due to net unrealized depreciation, net of taxes, of $8.7 million and net realized losses of $4.2 million.
For the quarter ended June 30, 2025, our net unrealized depreciation, net of taxes, of $8.7 million was primarily due to net unrealized depreciation of $7.8 million on our common equity investment in Pfanstiehl Holdings, Inc.
LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2025, we had $10.2 million in cash and cash equivalents, which includes $2.7 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by OFSCC-FS is restricted by contractual conditions of our credit facility with BNP Paribas, including limitations on the amount of cash OFSCC-FS can distribute to us.
As of June 30, 2025, we had an unused commitment of $25.0 million under our senior secured revolving credit facility with Banc of California, as well as an unused commitment of $86.6 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants.
As of June 30, 2025, we had outstanding commitments to fund various undrawn revolvers and other credit facilities of portfolio companies totaling $16.1 million.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, August 1, 2025, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:
INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.
TELEPHONE: Dial (833) 816-1364 (Domestic) or (412) 317-5699 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 11, 2025 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #5913933.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2025.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities (Unaudited)
(Dollar amounts in thousands, except per share data)

	June 30, 2025	December 31, 2024
Assets
Total investments, at fair value (amortized cost of $353,763 and $363,547, respectively)	$382,748	$409,665
Cash and cash equivalents	10,238	6,068
Interest and dividend receivable	1,316	1,774
Receivable for investments sold	—	9,247
Prepaid expenses and other assets	1,140	1,369
Total assets	$395,442	$428,123

Liabilities
Revolving lines of credit	$63,400	$68,350
Unsecured Notes (net of deferred debt issuance costs of $1,199 and $1,688, respectively)	178,801	178,312
Interest payable	3,159	3,195
Payable to adviser and affiliates	2,859	3,145
Payable for investments purchased	—	1,802
Other liabilities	1,027	1,094
Total liabilities	$249,246	$255,898

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	134	134
Paid-in capital in excess of par	184,912	184,912
Total accumulated losses	(38,850)	(12,821)
Total net assets	146,196	172,225

Total liabilities and net assets	$395,442	$428,123

Number of common shares outstanding	13,398,078	13,398,078
Net asset value per share	$10.91	$12.85

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Investment income
Interest income	$10,019	$9,968	$19,987	$22,247
Dividend income	307	298	605	2,991
Fee income	150	29	179	160
Total investment income	10,476	10,295	20,771	25,398
Expenses
Interest expense	3,842	3,858	7,700	8,689
Base management fee	1,479	1,549	3,028	3,001
Income Incentive Fee	821	330	1,151	2,258
Professional fees	403	436	839	828
Administration fee	382	394	776	847
Other expenses	266	263	529	742
Total expenses	7,193	6,830	14,023	16,365
Net investment income	3,283	3,465	6,748	9,033
Net realized and unrealized gain (loss) on investments
Net realized loss, net of taxes	(4,191)	(2,587)	(6,778)	(3,506)
Net unrealized depreciation, net of taxes	(8,723)	(8,165)	(16,888)	(4,248)
Net loss on investments	(12,914)	(10,752)	(23,666)	(7,754)
Net increase (decrease) in net assets resulting from operations	$(9,631)	$(7,287)	$(16,918)	$1,279

Net investment income per common share – basic and diluted	$0.25	$0.26	$0.50	$0.67
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(0.72)	$(0.54)	$(1.26)	$0.10
Distributions declared per common share	$0.34	$0.34	$0.68	$0.68
Basic and diluted weighted-average common shares outstanding	13,398,078	13,398,078	13,398,078	13,398,078

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company’s investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(4), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in OFS Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
847-734-2084
investorrelations@ofscapital.com

(4)   Registration does not imply a certain level of skill or training

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